EXHIBIT 11


                                ALBERTSON'S, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                         (In millions, except per share data)
                                   (unaudited)



                                                                                    13 WEEKS ENDED
                                                                     ----------------------------------------------
                                                                         May 1, 2003               May 2, 2002
                                                                     ---------------------     --------------------
                                                                       Diluted     Basic         Diluted    Basic
                                                                     ------------ --------     ---------- ---------
Earnings from continuing operations                                       $172      $172            $232     $232
                                                                     ============ ========     ========== =========

Weighted average common shares outstanding                                 368       368             407      407
Potential common share equivalents                                           1                         2
                                                                     ------------ --------     ---------- ---------

Weighted average shares outstanding                                        369       368             409      407
                                                                     ============ ========     ========== =========
Earnings from continuing operations per common
  share and common share equivalent                                      $0.47     $0.47           $0.57    $0.57
                                                                     ============ ========     ========== =========

Calculation of potential common share equivalents:
    Options to purchase potential common shares                              2                        17
    Potential common shares assumed purchased with proceeds                 (1)                      (15)
                                                                     ------------              ----------
    Potential common share equivalents                                       1                         2
                                                                     ============              ==========

Calculation of potential common shares
assumed purchased with potential proceeds:
    Potential proceeds from exercise of options to purchase
       common shares                                                       $29                     $ 449
    Common stock price used under the treasury stock method             $19.31                    $31.76
    Potential common shares assumed purchased with potential
       proceeds                                                              1                        14

Anti-dilutive shares totaling 30 and 13 have been excluded from potential common share equivalents for the 13 weeks ended May 1, 2003, and May 2, 2002, respectively.